Exhibit 99.1

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Jeremy D. King	Regions News Online: regions.doingmoretoday.com
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Regions Bank Comments on Settlement with the Consumer Financial Protection Bureau

Through long-term service enhancements, a robust financial wellness program, and more, Regions remains committed to helping customers reach their financial goals.

BIRMINGHAM, Ala. – Sept. 28, 2022 – Regions Bank today commented on a settlement announced by the Consumer Financial Protection Bureau (CFPB) on Sept. 28 regarding one type of overdraft fee the bank stopped charging over a year ago.

As part of the settlement, Regions will pay a $50 million civil monetary penalty and provide customer redress of approximately $141 million; the financial impact of the settlement will be reflected in the company’s results for the third quarter of 2022.

Although Regions Bank disagrees with the CFPB’s characterizations, the bank cooperated with the investigation and is pleased to move forward. Agreeing to the settlement reflects Regions’ desire to focus its attention on continuing to support customers through a wide range of account enhancements that have already lowered fees for many customers. With more work planned, Regions will continue to build on these customer-focused enhancements.

In 2019, Regions began developing a series of changes to its overdraft process that ultimately led to reduced fees and benefited consumers, including through the elimination of the type of overdraft fee that is addressed in the CFPB settlement. The fee addressed in the settlement impacted a small percentage of customers. The broader series of enhancements made by Regions were designed to support the bank’s broad customer base. Further, the changes resulted in declines of fee-related revenue. The changes Regions made also included features designed to give customers more tools for managing their daily cash flow and avoiding various types of fees.

Regions Bank Chief Legal Officer Tara Plimpton commented on the settlement with the CFPB, along with steps the bank has taken in recent years to further enhance its services:

“Regions Bank has always been committed to delivering financial services our customers need, want, choose, and value, and our commitment remains strong. We are pleased to resolve this matter and look forward to building further on our commitment to help customers reach their financial goals,” Plimpton said.

“The CFPB settlement involves one type of overdraft fee that was previously charged when there was sufficient money in an account when a debit card or ATM transaction was authorized – but not when the transaction actually posted to the account, due to other transactions,” Plimpton explained. “Over a year ago, Regions stopped charging this particular overdraft fee. We took this action as part of a broader series of enhancements. These enhancements also include updating the bank’s posting order and transaction processing to give customers a clearer view of the money they have available for making purchases while avoiding fees. Regions took additional steps this year to even further reduce overdraft charges while eliminating other fees.”

Plimpton added, “Helping our customers build financial wellness is a top priority for Regions Bank. That is demonstrated through our enhanced services as well as our year-round commitment to providing free financial education and customized financial plans for consumers.”

ADDITIONAL DETAILS:

Regions’ commitment to customers includes a series of steps taken in recent years to help customers build their savings, successfully manage their finances, and avoid various fees. Among examples:

•	In early 2022, Regions announced several customer-focused changes, including:

○	The elimination of overdraft protection transfer fees.

○	The elimination of non-sufficient funds fees.

○	A further reduction in the bank’s caps on overdraft fees.

○	The launch of an early direct deposit feature making consumers’ paychecks available up to two days early.

○	The launch of a low-cost line of credit to help cover short-term financial needs.

○	These changes were implemented during the first three quarters of 2022 and are now all in effect.

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Earlier, Regions unveiled a series of posting order and processing enhancements that took effect in 2021. These changes are detailed at this link and included moving to more of a real-time order for processing debits, payments, transfers, and withdrawals. This gives customers a more current view of the money they have available for covering purchases or payments – or adding to their long-term savings.

•	Regions also updated its CheckCard transaction processing and previously changed how checks are processed on personal accounts to show pending transactions sooner.

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In addition, Regions improved account alerts to make it easier for customers to be aware of transactions and balances. Customers can set customized alerts, such as deposit and withdrawal alerts, to keep up with their transactions and balances.

BUILDING FINANCIAL WELLNESS:

Beyond account enhancements, the bank offers Regions Next Step®, a robust, year-round program that connects people with free financial education. This extends beyond in-person discussions and includes a consistently updated online library of financial wellness materials for a variety of age groups. The materials are available to anyone, regardless of whether they bank with Regions. Consider these financial wellness results from 2021 alone:

•	Company-wide, Regions Next Step supported 124,000 financial wellness workshops covering a variety of topics.

•	Approximately 1.4 million people received financial education from Regions.

•	There were 2.4 million page views of Regions’ digital financial education resources.

Financial wellness is also a key component of Regions’ Community Engagement strategy. In cities large and small, Regions and its community partners are taking clear action to help people grow their savings, improve their credit scores, achieve homeownership, strengthen their small businesses, and more.

AN ONGOING FOCUS:

Given the importance of financial wellness to Regions Bank and the communities served by the company, Regions will continue to explore a variety of avenues toward reaching consumers and businesses with effective services, insights, and solutions that help them reach their goals. This is reflected in how Regions’ bankers meet with clients one-on-one to develop customized financial roadmaps toward success. It is reflected in Regions’ work with nonprofits and community partners. And it will remain at the core of how Regions serves and supports its communities in the years to come.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $161 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,300 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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